Exhibit 23.5

April 15, 2021

To whom it may concern:

This letter hereby authorizes the use of Buxton’s name and recent United States Potential Analysis results produced for Xponential Fitness, LLC as part of Xponential Fitness, LLC’s Form S-1 filing with the Securities and Exchange Commission.

Best,

/s/ Peter Healey
Peter Healey
Vice President
Buxton Company